This exchange offer or business combinationis made for the securities of foreign companies.  The offer is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial information included in this document was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and all of its directors are residents of a foreign country.  You may not be able to sue a foreign company or its directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

November 27, 2009

For Immediate Release
Company name: Daimei Telecom Engineering Corp.
Representative: Goro Yagihashi, President
(Stock Code: 1943; Tokyo Stock Exchange First Section)
Company name: Commuture Corp.
Representative: Fumio Takaesu, President
(Stock Code: 1932; Tokyo Stock Exchange and Osaka Securities Exchange First Section)
Company name: TODENTSU Corporation
Representative: Ken-ichi Nishimura, President and CEO
(Stock Code: 1955; Tokyo Stock Exchange First Section)

Conclusion of Basic Memorandum Concerning Management Integration through Establishment of a Joint Holding Company (Share Transfer)

Today Daimei Telecom Engineering Corp., Commuture Corp., and TODENTSU Corporation reached an agreement and concluded a Basic Memorandum to execute a management integration. The three companies plan to prepare an implementation plan for the management integration, and will sign an integration agreement and create a share transfer plan, after conferring in the future.

1. Background and purpose of the management integration

The three companies to the agreement are engaged in the telecommunications engineering business (telecommunication and IT facility construction, maintenance and other services). Recently the business environment surrounding this business has undergone significant transformation. Today, as a ubiquitous communications society is being achieved, telecommunications technology is evolving daily, customers’ needs are increasingly advanced and diversified and the realization of reliable, high-quality services in an ever broader range of business areas is required. Given such an environment, the three companies concur in their recognition that their respective marketing bases, operating areas and areas of specialization are highly complementary, and that moving rapidly into the next era as an integrated engineering firm, by seeking synergies and simultaneously creating a solid foundation for a nationwide construction organization and pursuing new technological innovations, is their greatest business challenge. As a result of discussions concerning this issue, the three companies judge the best alternative is to further strengthen their business base by using the management resources of the three firms to the greatest extent possible to maximize corporate value, enhance competitiveness and promote greater efficiency in each business, and achieve integrated results based on a management integration that is founded on an attitude of equality as a general principle.

The basic philosophy concerning the management integration is described below.

2. Basic philosophy of the new group after the management integration

(1)
Seek to form a corporate group that earns a high degree of satisfaction and trust from customers and shareholders by pursuing creative technological innovations for the 21st century, offering safe and high-quality services and optimal solutions and fulfilling its corporate social responsibilities.

(2)
Centralize the management resources of the new group, create an “integrated engineering & service firm” that represents Japan and make further contributions to the development of the telecommunications industry and Japan’s society and economy.

3. Management integration procedure and organization after the management integration

(1)	The three companies will first establish a joint holding company by jointly transferring their shares, and each company will be placed under the holding company as a subsidiary company.
(2)
As the second phase the three companies will study strategically reorganizing and integrating all of their businesses including group businesses, and create the best organization to achieve the integration results, including establishing a new operating company under the holding company.

The three companies plan to publicly announce the details as soon as they have reached a decision.

4. Summary of the share transfer

(1)	Management integration and share transfer schedule (tentative)
November 27, 2009	Sign a Basic Memorandum Concerning Management Integration (today)
April or May 2010	Sign an Integration Agreement (Agreement Concerning Management Integration) and Prepare a Share Transfer Plan
Late June 2010	Approve resolutions by the Ordinary General Meeting of Shareholders of each company
October 1, 2010	Establish a joint holding company
The schedule indicated above is the tentative schedule at this time. The three companies will decide the specific schedule through mutual discussions in accordance with the progress of various procedures necessary for the management integration, including approval by the General Meeting of the Shareholders of each company and the examination by the authorities concerned.

(2)	Head office location of the joint holding company
Tokyo (tentative)

(3)	Share transfer ratio
The three companies will decide the share transfer ratio to be applied when the joint holding company is established through future discussions, by referring to the evaluations of the respective financial advisors appointed by each company.

(4)	Matters concerning application for listing of the joint holding company (tentative)
The newly established joint holding company plans to apply to list its shares. The joint holding company plans to decide the listing date based on securities exchange rules and other factors, and has tentatively set October 1, 2010 as the date for executing the share transfer.
Furthermore, in conjunction with the share transfer, the three companies plan to delist in late September 2010 the shares of the three companies currently listed on the Tokyo Stock Exchange and the shares of Commuture Corp. currently listed on the Osaka Securities Exchange.
The three companies plan to publicly announce the details concerning the listing application and the delisting as soon as they have made a decision.

(5)	Summary of the companies executing the share transfer (See Attachment)
Please refer to the Attachment for a summary of the three companies and the complementary nature of their businesses and the “integrated engineering & service firm” they seek to create through the management integration.

5. Effect of the management integration

In the future, the three companies will seek to achieve synergistic effects from the management integration and streamline and increase the efficiency of their operations, while continuing to reinforce the strong points of each company. The far-reaching effects anticipated as a result of the management integration include enhancing the nationwide construction organization through regional complementation, mutual use of management resources such as work bases, branches, resources warehouses, training facilities, systems and partner companies, the consolidation and reorganization of bases, facilities and other assets, and the strengthening of technological prowess and sales and marketing capabilities through effective use of human resources. Over the coming months, the three companies will study of details and jointly pursue the integration effects in order to achieve the objectives and the philosophy of the integration.

6. Other matters

To achieve smooth management integration in the future, the three companies will promptly establish an integration preparation committee and confer. The companies plan to publicly announce important matters pertaining to the management integration as soon as decisions are reached.

Inquiries concerning this press release Daimei Telecom Engineering Corp.: Haruo Hasebe, Managing Director and Director, Management
& Administration Department
Commuture Corp.:	TEL: 03-5434-1121 Nobutoshi Takahashi, Managing Director and Division Manager, Accounting Division TEL: 06-6446-3331
TODENTSU Corporation:	Kenji Sudo, Managing Director TEL: 03-5470-1039

Summary of Companies Completing the Management Integration	Attachment

(1) Summary of each company (Fiscal Year Ended March 2009/Consolidated basis)

Trade Name	Daimei Telecom Engineering Corp.		Commuture Corp.		TODENTSU Corporation
Established	December 1944		June 1960		February 1946
Head Office	2-11-20, Nishi-Gotanda, Shinagawa-ku, Tokyo		3-3-15, Edobori, Nishi-ku, Osaka		2-3-3, Higashi-Shimbashi, Minato-Ku, Tokyo
Representative	President Goro Yagihashi		President Fumio Takaesu		President and Representative Director Ken-ichi Nishimura
Paid-in capital	5.6 billion yen		3.8 billion yen		3.8 billion yen
Main Businesses	NTT Network Engineering Business		NTT Telecom Network Installation Work		NTT Business
	Mobile Network Solutions Business		Network Solution Business		Carrier Business
	IT Solutions Business		Information System Related Business		ICT Business
	Civil Engineering and Other Works		Civil Engineering Work		Integrated Systems Business
Major Shareholders	Japan Trustee Services Bank, Ltd. Trust Account	19.3%	Sumitomo Electric Industries, Ltd.	45.2%	Mizuho Corporate Bank, Ltd.	5.0%
(As of March 31, 2009)	Japan Trustee Services Bank, Ltd. Trust Account 4G	6.8%	Sumitomo Densetsu Co., Ltd.	7.2%	Sumitomo Mitsui Banking Corporation	5.0%
(Five largest)	The Master Trust Bank of Japan, Ltd. Trust Account	6.6%	The Master Trust Bank of Japan, Ltd. Trust Account	4.4%	The Bank of Tokyo-Mitsubishi UFJ, Ltd.	5.0%
	Mizuho Corporate Bank, Ltd.	3.3%	Japan Trustee Services Bank, Ltd. Trust Account 4G	3.3%	Mizuho Bank Retirement Trust Fund (Mizuho Bank, Ltd. Account)
	CBLDN Legal + General Assurance Pensions Management Limited	3.2%	Japan Trustee Services Bank, Ltd. Trust Account	2.6%	Re-trust Trustee Asset Management Services Trust	5.0%
					The Master Trust Bank of Japan, Ltd. Trust Account	4.1%
Employees	2,909		2,673		1,202
Fiscal year-end	March		March		March
Net Assets	45.4 billion yen		43.3 billion yen		14.5 billion yen
Total Assets	70.8 billion yen		60.7 billion yen		30.6 billion yen
Revenues	120.4 billion yen		94.8 billion yen		48.2 billion yen
Ordinary Income	7.0 billion yen		4.6 billion yen		- 0.2 billion yen
				(Values rounded to the nearest 0.1 billion yen.)

(2) Complementary nature of the three companies' businesses

The three companies’ businesses mainly complement each other in their (1) base of operations, (2) business areas and (3) areas of specialization as indicated below
(1) In their bases of operations, the companies will be able to complement each other to make it possible to receive orders on a nationwide scale in the mobile communications business, IT business and NTT business, for example, by cooperating in areas such as their construction organizations.
(2) In their business areas, the companies will be able to strengthen their mutual use of human resources and nationwide construction organizations, enabling them to efficiently cover the East Japan and West Japan regions.

(3) In their areas of specialization, the companies will be able to complement each other by using mobile technology, information technology, advanced IP technology, electrical equipment technology and technologies with various characteristics.

(3) "Integrated Engineering & Services Firm"

The following four points will be the management objectives of the “integrated engineering & services firm” the three companies will create through the management integration.
(1) Create a firm that can provide both engineering and solutions as an integrated engineering firm that truly possesses advanced technological capabilities ranging from customer facilities to applications.

(2) Develop as a good partner capable of providing customers with one-stop support, not only in construction works but also in areas such as facility maintenance and operational management.
(3) Create a firm that possesses state-of-the-art technology and can provide safe, high-quality nationwide construction and service for infrastructure construction in the fixed-line and mobile telecommunications sectors.

(4) Create a firm that can provide integrated engineering in the IT and private demand sectors, including IT-related work, electrical work, data center works and environment-related works.